Exhibit 99.3

February 27, 2014

iKang Healthcare Group, Inc.

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District, Beijing 100022

People’s Republic of China

Consent of Frost & Sullivan

Frost & Sullivan hereby consents to references to its name in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of iKang Healthcare Group, Inc. (the “Company”) filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”), any marketing document and material in relation to the initial public offering, any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, “SEC Filings”). Frost & Sullivan further consents to inclusion of information, data and statements from the reports entitled “Independent Market Research of Chinese Preventive Healthcare Services Market” (the “Report”) in the Company’s Registration Statement, any marketing document and material in relation to the initial public offering, any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and SEC Filings, and citation of the Report in the Company’s Registration Statement, any marketing document and material in relation to any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and SEC Filings. Frost & Sullivan also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

By:	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Signature:	/s/ Neil X. Wang
Name:	Neil X. Wang
Title:	Partner & Managing Director